UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to §240.14a-12

WESTLAND DEVELOPMENT CO., INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

401 Coors Blvd. N.W.
Albuquerque, New Mexico 87121
(505) 831-9600
Fax (505) 831-4865
1-800-726-3250

Dear Shareholder,

Greetings, finally! I apologize for not being able to get this information to you sooner, however, there have been a number of offers, negotiations and amendments over a period of months. Westland’s board of directors was interested in getting the actual information to you. Now we can finally explain everything, but that was impossible until things got settled.

Here is a short summary of what has been happening over the last few months:

A.	On February 24, 2006, with the approval of Westland’s board of directors, Westland agreed to the best merger documents presented. Westland cannot be purchased, of course, without the approval of its shareholders. Approval will require 67% of each class of Westland common stock, voting as a separate class.

B.	Under the merger agreement with SHNM Acquisition Corp., each shareholder will receive $266.23 in cash.

C.	If the merger is completed, SHNM will create a trust and fund it with $1 million per year for 100 years to preserve the ancestral and cultural history of the Atrisco Land Grant. Atrisco heirs will serve on the advisory committee.

D.	Westland has filed preliminary proxy material with the United States Securities and Exchange Commission. Once Westland finalizes this proxy material, Westland will schedule a special meeting of shareholders to vote on the merger agreement as well as the reelection of three Class C directors. Westland delayed the holding of its annual meeting to vote on the reelection to focus on the negotiation and execution of several merger agreements, as noted above.

E.	Westland’s board of directors unanimously approved the merger agreement with SHNM and recommends that you vote “FOR” the merger agreement and the reelection of the Class C directors.

F.	The proxies will be sent to you as soon as Westland finalizes its proxy materials, barring any action by the dissidents.

I also want to take this opportunity to clarify some of the stories which have been circulating:

A.	Westland’s board amended the merger agreement so that the board will not receive 35,000 shares. The value of those shares was reapportioned to all Westland shareholders, bringing the amount you will receive in the merger from $255.00 to $266.23 in cash per share

B.	Some people have been saying that the attorneys’ fees will come out of your dollars. That is simply not true. You will receive the entire $266.23 per share in cash, subject to applicable tax laws.

There are many other stories being told; however, I prefer not to discuss them now. I simply ask that, once you receive your proxy, you vote “FOR” and return your proxy in the stamped, self-addressed envelope right away. Write “Attn: Barbara Page” if you want to do so.

Remember, I am as close as your telephone, so feel free to call me. As long as I am here, I have an open door policy, so come and see me. I’ll be pleased to answer your questions.

God love you all. I sure do, and I thank you for your loyalty to me for the past seventeen years that I have been your president.

Sincerely,

Barbara Page

President & Chief Executive Officer

Westland shareholders are urged to read the definitive proxy statement regarding the proposed merger when it becomes available, because it will contain important information. When available, the proxy statement and other relevant materials and any other documents filed by Westland with the SEC may be obtained free of charge at the SEC’s website at www.sec.gov. In addition, investors and shareholders may obtain free copies of such documents filed with the SEC by contacting Westland Development Co., Inc., Robert Simon, at (505) 831-9600 or by written request mailed to Westland Development Co., Inc., Robert Simon, 401 Coors Blvd, NW, Albuquerque, NM 87121.

Westland and its executive officers and directors and other persons may be deemed to be participating in the solicitation of proxies in connection with the merger. Other information regarding the participants in the proxy solicitation and a description of their interests, by security holdings or otherwise, will be contained in the definitive proxy statement and other relevant materials to be filed with the SEC when they become available.